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               [MICROS SYSTEMS, INC. PRESS RELEASE LETTERHEAD]

RELEASE DATE: NOVEMBER 30, 1995                        CONTACT: TOM GIANNOPOULOS
                                                                PRESIDENT/CEO
                                                                (301) 210-8090


                            FOR IMMEDIATE RELEASE

                    MICROS ACQUIRES FIDELIO SOFTWARE GMBH


        BELTSVILLE, MARYLAND....MICROS Systems, Inc., a leading supplier of information systems to the hospitality industry, today announced that it has completed the acquisition of Fidelio Software GmbH of Germany, the leading information systems provider for the global hotel industry. MICROS, which had owned 30% of Fidelio, purchased the remaining 70% for approximately $28,800,000.

        Fidelio develops, licenses, and services software products for the lodging industry worldwide. Fidelio's suite of hotel information systems include: hotel front desk, back office, food and beverage systems, sales and catering systems and central reservation systems.

        Fidelio, founded in 1987, has become the premier provider of hotel information systems with over 3,700 installations in 97 countries. Fidelio revenues for calendar 1994 were approximately 50,000,000 DM, and revenues for the first nine months of calendar 1995 were approximately 60,000,000 DM. Recently, Fidelio acquired Executive Technologies, Inc., based in Naples, Florida, a software development house specializing in Oracle-based central reservation systems (CRS)/property management systems (PMS) software packages for the lodging industry.

        The MICROS acquisition of Fidelio brings together the preeminent worldwide leader in restaurant information systems with the preeminent worldwide leader in hotel information systems. Common hotel customers of the two companies include: Hilton International, Intercontinental, Forte, Hyatt International, Sheraton, Radisson, Wyndham, Reso, Group Concorde, Swissotel, Moevenpick, Kempinski, Mandarin Oriental and Shangri-La.

        According to Tom Giannopoulos, MICROS' President and CEO, "Now that the acquisition of Fidelio has been completed, MICROS can actively promote on a global basis an additional line of sophisticated, state-of-the-art software products for the lodging industry." Mr. Giannopoulos further stated that "Together, MICROS and Fidelio can now achieve the important goal of providing unified, seamless, and fully integrated technology solutions for hotel customers."

        Dietmar Mueller-Elmau, a former stockholder of Fidelio, will continue to serve as Fidelio's President. Mr. Mueller-Elmau stated that "We, at Fidelio, are extremely pleased that the alliance is now complete. The two companies can now focus fully on solidifying their unique technology and market strengths and more effectively address the needs of our customers around the world."

        MICROS stock is traded through NASDAQ under the stock symbol MCRS.

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